Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report, dated November 7, 2022, with respect to the financial statements of Solar Business Unit of SUNation Solar Systems, Inc. and Affiliates for the years ended December 31, 2021 and 2020 included in this Form 8-K/A of Pineapple Energy Inc. We consent to the incorporation by reference of said report in the Registration Statements of Pineapple Energy Inc. on Form S-8 (File Nos. 333-264526, 333-267815, 333-268390, 333-268777 and 333-268778) and on Form S-3 (File Nos. 333-267066 and 333-262893).

/s/ Sasserath & Co., LLP

Ronkonkoma, New York

December 14, 2022